UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   April 5 , 2004

BRIAZZ, INC.

(Exact name of registrant as specified in its charter)

Washington	000-32527	91-1672311
(Jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3901 7th Avenue South, Suite 200
Seattle, Washington 98108-5206

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (206) 467-0994

Not Applicable

(Former name or address, if changed since last report)

Item 5. Other Events

On April 5, 2004, BRIAZZ, INC. (the "Company"), entered into Securities Purchase Agreements (each a “Securities Purchase Agreement”) with certain investors completing a $335,000 financing. Pursuant to the Securities Purchase Agreements, the Company has received cash payments totalling $335,000 in exchange for senior secured non-convertible two–year notes in the principal amount of $335,000 and warrants to purchase 429,209 shares of the Company’s common stock for $0.10 per share. All notes discussed above will bear interest at the one–month LIBOR rate plus 1%, and are secured by a security interest in the Company’s assets.

Concurrent with this financing, the Company entered into an agreement with Laurus Master Fund, Ltd. (“Laurus”) revising the repayment provisions of the note payable ($574,400), interest in arrears through March 28, 2004 ($104,796) and the unpaid portion of a prepayment penalty ($68,750). The agreement provides that the Company will make payments of the amounts due in twelve equal monthly installments beginning on July 1, 2004. The Company also agreed that it would make the current monthly interest payments on the principal portion of the note payable beginning in April 2004.

In addition, Flying Food Group, LLC (“FFG”) and DB Advisors, LLC extended the maturity date on $500,000 senior secured non-convertible note that matured on March 31, 2004 to August 16, 2004. FFG and the Company also agreed to enter into a definitive agreement within 30 days to work together to sell, service and support Starbucks in providing Starbucks-branded sandwiches and salads in New York, Chicago, Los Angles, San Francisco and other potential markets. Under this agreement, FFG would pay a percentage of the profits earned from this arrangement to the Company. The profits earned from this arrangement would be first applied to any trade accounts receivable due FFG and then to amounts due under the $500,000 senior secured non-convertible note payable to FFG maturing on August 16, 2004. All other terms of the note remained the same.

The Company anticipates it will need to obtain additional financing prior to the end of the second fiscal quarter of 2004. If it is unable to obtain financing on terms favorable to the Company, or at all, the Company may be required to restructure, reorganize or cease operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

BRIAZZ, INC.

Date: April 20, 2004
/s/ Milton Lieu
Milton Liu Chief Executive Officer